                                                                    Exhibit 99.1



CONTACT:  JOSEPH MACNOW                          [VORNADO REALTY TRUST LOGO]
          (201) 587-1000                         Park 80 West, Plaza II
                                                 Saddle Brook, New Jersey 07663



FOR IMMEDIATE RELEASE - OCTOBER 14, 1998

                  SADDLE BROOK, NEW JERSEY ..... VORNADO REALTY TRUST
(NYSE:VNO) today announced that its previously disclosed Settlement Agreement with the partners of Mendik Real Estate Limited Partnership ("Mendik RELP"), a publicly traded limited partnership, has been approved by the Supreme Court of the State of New York.

                  Under the terms of the Agreement, Vornado will purchase from the Mendik RELP (i) the Saxon Woods Corporate Center located in Harrison, New York, (ii) a 60% interest in an office building located at Two Park Avenue, in Manhattan (Vornado already owns the other 40%) and (iii) an office building located at 330 West 34th Street, also in Manhattan. The aggregate purchase price is approximately $104 million, including assumed debt of $39 million on the Two Park Avenue property.

                  The Agreement is subject to appeal and will not become final until November 6, 1998, accordingly, there can be no assurance that this transaction will be completed.

                  Vornado Realty Trust is a fully-integrated equity real estate investment trust.

                  Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.